CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders
Putnam Funds Trust:

We consent to the use of our report, dated December 15, 2014, with respect to the financial statements of Putnam Absolute Return 300 Fund and December 17, 2014 with respect to the financial statements of Putnam Absolute Return 100 Fund, included herein, and to the references to our firm under the captions Financial Highlights in the prospectus and Auditor and Financial Statements in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
February 23, 2015